UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2023

Diversey Holdings, Ltd.

(Exact name of registrant as specified in its charter)

Cayman Islands (State or other jurisdiction of incorporation)	001-40293 (Commission File Number)	Not Applicable (IRS Employer Identification Number)

1300 Altura Road, Suite 125 Fort Mill SC	29708
(Address of principal executive offices, including zip code)	(Zip Code)

(803)-746-2200

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, $0.0001 par value	DSEY	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Merger Agreement

On March 8, 2023, Diversey Holdings, Ltd., a Cayman Islands exempted company (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among Olympus Water Holdings IV, L.P., a Cayman Islands exempted limited partnership (“Parent”), acting by its general partner, Olympus Water Holdings Limited, a Cayman Islands exempted company incorporated with limited liability, Diamond Merger Limited, a Cayman Islands exempted company and wholly owned subsidiary of Parent (“Merger Sub”), and the Company, providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. Parent and Merger Sub are affiliates of Platinum Equity Advisors, LLC (“Platinum”). Capitalized terms used herein but not otherwise defined have the meaning set forth in the Merger Agreement.

Merger Consideration. As a result of the Merger, each ordinary share, par value $0.0001 per share, of the Company (a “Share”), outstanding as of immediately prior to the effective time of the Merger (the “Effective Time”) (other than (1) Shares held by the Company, Parent, Merger Sub or any direct or indirect wholly owned subsidiary of Parent or Merger Sub (each, an “Excluded Company Share”), (2) Shares as to which the holder has validly exercised and perfected and not effectively withdrawn or lost their rights to dissent under the applicable provisions of the Companies Act (2023 Revision) of the Cayman Islands, (3) the Rollover Shares (as defined below) and (4) Shares held by BCPE Diamond Investor, LP (“BCPE”), the Company’s controlling shareholder and an affiliate of Bain Capital, LP, that are not Rollover Shares (the “BCPE Shares”)) will automatically be cancelled and converted into the right to receive cash in an amount equal to $8.40, without interest thereon (the “Per Share Price”). At the Effective Time, each Excluded Company Share will automatically be cancelled and extinguished without any conversion thereof or consideration paid therefor, and the BCPE Shares will automatically be cancelled and converted into the right to receive cash in an amount equal to $7.84, without interest thereon.

Treatment of Company Equity Awards. The Merger Agreement provides that, at the Effective Time, each option to purchase Shares (each, a “Company Option”) outstanding immediately prior to the Effective Time will automatically be cancelled without any cash payment or other consideration being made in respect thereof to the holders of such Company Options.

In addition, at the Effective Time, each Company restricted share unit subject to performance-based vesting conditions (each, a “Company PSU”) that is outstanding and vested as of immediately prior to the Effective Time (each, a “Vested Company PSU”) will automatically be cancelled and converted into the right to receive an amount in cash, without interest thereon, equal to (i) the Per Share Price, multiplied by (ii) the total number of Shares subject to such Vested Company PSU. Each Company PSU that is outstanding as of immediately prior to the Effective Time that is not a Vested Company PSU at the Effective Time (each, an “Unvested Company PSU”) will automatically be cancelled and converted into the right to receive an amount in cash, without interest thereon, equal to the product of (i) the Per Share Price, multiplied by (ii) the total target number of Shares subject to such Unvested Company PSU (the “Unvested PSU Consideration”). Subject to the holder’s continued employment with Parent and its affiliates through the vesting date, the Unvested PSU Consideration will vest and become payable on December 31, 2024, or on the date that such holder’s employment with Parent and its affiliates is terminated without Cause or by the holder for Good Reason (each, as defined in the Merger Agreement).

Further, at the Effective Time, each Share (other than any Excluded Company Share, any Rollover Share or any BCPE Share) subject to vesting or certain specified restrictions on transfer will automatically vest and be cancelled and converted into the right to receive an amount in cash, without interest thereon, equal to the Per Share Price.

Each Company restricted share unit subject solely to service-based vesting conditions (each, a “Company RSU”) that is outstanding and vested as of immediately prior to the Effective Time (each, a “Vested Company RSU”) will, at the Effective Time, automatically be cancelled and converted into the right to receive an amount in cash, without interest thereon, equal to (i) the Per Share Price, multiplied by (ii) the total number of Shares subject to such Vested Company RSU.

In addition, Company RSUs that are not Vested Company RSUs and are outstanding as of immediately prior to the Effective Time are identified in the Merger Agreement for varying treatment and, as of the Effective Time, will be treated as follows:

●	each Company RSU identified as an “Unvested IPO RSU” (each, an “Unvested IPO RSU”) will automatically be cancelled and converted into the right to receive an amount in cash, without interest thereon, equal to the product of (i) the Per Share Price, multiplied by (ii) the total number of Shares subject to such Unvested IPO RSU (the “Unvested IPO RSU Consideration”). Subject to the holder’s continued employment with Parent and its affiliates through the vesting date, the Unvested IPO RSU Consideration will vest and become payable on December 31, 2023, or on the date that such holder’s employment with Parent and its affiliates is terminated without Cause or by the holder for Good Reason;

●	each Company RSU identified as an “Unvested Non-IPO RSU” (each, an “Unvested Non-IPO RSU”) will automatically be cancelled and converted into the right to receive an amount in cash, without interest thereon, equal to the product of (i) the Per Share Price, multiplied by (ii) the total number of Shares subject to such Unvested Non-IPO RSU (the “Unvested Non-IPO RSU Consideration”). Subject to the holder’s continued employment with Parent and its affiliates through the applicable vesting dates, one half of the Unvested Non-IPO RSU Consideration will vest and become payable on December 31, 2023 and the remaining half of the Unvested Non-IPO RSU Consideration will vest and become payable on December 31, 2024, or the full amount of the Unvested Non-IPO RSU Consideration will vest and become payable on the date that such holder’s employment with Parent and its affiliates is terminated without Cause or by the holder for Good Reason;

●	each Company RSU identified as an “Unvested Closing RSU” (each, an “Unvested Closing RSU”) will automatically be cancelled and converted into the right to receive an amount in cash, without interest thereon, equal to the product of (i) the Per Share Price, multiplied by (ii) the total number of Shares subject to such Unvested Closing RSU (the “Unvested Closing RSU Consideration”). Subject to the holder’s continued employment with Parent and its affiliates through the vesting date, the Unvested Closing RSU Consideration will vest and become payable on December 31, 2024, except that the pro-rata portion of the holder’s Unvested Closing RSU Consideration shall vest and become payable on the date that such holder’s employment with Parent and its affiliates is terminated without Cause or by the holder for Good Reason;

●	each Company RSU identified as a “2022 Bonus RSU” (each, a “2022 Bonus RSU”) will automatically be cancelled and converted into the right to receive an amount in cash, without interest thereon, equal to the Per Share Price;

●	each Company RSU identified as a “Retention RSU” (each, a “Retention RSU”) will automatically be cancelled and converted into the right to receive an amount in cash, without interest thereon, equal to the product of (i) the Per Share Price, multiplied by (ii) the total number of Shares subject to such Retention RSU (the “Retention RSU Consideration”). Subject to the holder’s continued employment with Parent and its affiliates through the vesting date, the Retention RSU Consideration will vest and become payable on December 31, 2024;

●	each Company RSU identified as a “Transaction Bonus RSU” (each, a “Transaction Bonus RSU”) will automatically be cancelled and converted into the right to receive an amount in cash, without interest thereon, equal to the product of (i) the Per Share Price, multiplied by (ii) the total number of Company Shares subject to such Transaction Bonus RSU (the “Transaction Bonus RSU Consideration”). Subject to the holder’s continued employment with Parent and its affiliates through the vesting date, the Transaction Bonus RSU Consideration will vest and become payable on December 31, 2023, or on the date that such holder’s employment with Parent and its affiliates is terminated without Cause or by the holder for Good Reason;

●	each Company RSU identified as a “TRA RSU” (each, a “TRA RSU”) will automatically be cancelled and converted into the right to receive an amount in cash, without interest thereon, equal to the product of (i) the Per Share Price, multiplied by (ii) the total number of Company Shares subject to such TRA RSU (the “TRA RSU Consideration”). Subject to the holder’s continued employment with Parent and its affiliates through the vesting date, the TRA RSU Consideration will vest and become payable on December 31, 2024, or on the date that such holder’s employment with Parent and its affiliates is terminated without Cause or by the holder for Good Reason; and

●	each Company RSU identified as an “Unvested IPO Celebration RSU” (each, an “Unvested IPO Celebration RSU”) will automatically be cancelled and converted into the right to receive an amount in cash, without interest thereon, equal to the product of (i) the Per Share Price, multiplied by (ii) the total number of Company Shares subject to such Unvested IPO Celebration RSU (the “Unvested IPO Celebration RSU Consideration”). Subject to the holder’s continued employment with Parent and its affiliates through the vesting date, the Unvested IPO Celebration RSU Consideration will vest and become payable on March 29, 2024.

Non-Solicitation.  From and after the date of the Merger Agreement, the Company has agreed not to solicit proposals relating to certain alternative transactions, enter into discussions or negotiations with respect to an alternative acquisition, provide non-public information in connection with, or enter into an agreement for any alternative transaction from a third party, subject to certain exceptions to permit the Company’s board of directors (the “Board”) or special committee thereof (the “Special Committee”) to comply with its fiduciary obligations. Additionally, subject to certain customary “fiduciary out” exceptions, the Board or any committee thereof is required to recommend that the Company’s shareholders adopt the Merger Agreement.

Representations, Warranties and Covenants. The Company, Parent and Merger Sub have each made customary representations and warranties in the Merger Agreement. The Company has agreed to customary covenants in the Merger Agreement, including, among others, covenants to use commercially reasonable efforts to (1) conduct its business and operations in the ordinary course of business consistent with past practice between the date of execution of the Merger Agreement and the Effective Time, and (2) to preserve intact its business organization and existing relationships with third parties with which the Company has material business relations. The Company and Parent have each agreed to use reasonable best efforts to take all actions as are necessary to consummate the Merger and the transactions contemplated thereby, subject to specified limitations. Parent has agreed to use its reasonable best efforts to obtain the financing contemplated by the equity commitment letter and debt commitment letter delivered to the Company in connection with the execution and delivery of the Merger Agreement, and the Company has agreed to use its reasonable best efforts to provide customary assistance as reasonably requested by Parent in connection with the arrangement of the debt financing contemplated by the debt commitment letter.

Closing Conditions. The consummation of the Merger is subject to customary conditions, including, but not limited to, (1) receipt of the vote in favor of the authorization of the Merger Agreement by the holders of at least two-thirds of the Shares present and voting in person or by proxy at the shareholders’ meeting (the “Requisite Shareholder Approval”), (2) expiration of waiting periods (and any extensions thereof), if any, applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and certain other specified regulatory approvals, (3) the absence of any law or order preventing the consummation of the Merger, (4) the completion of Dutch works council consultation procedures and (5) the absence of a Company Material Adverse Effect.

Termination; Termination Fees. The Merger Agreement contains certain termination rights, including the right of the Company to terminate the Merger Agreement to accept a Superior Proposal, subject to specified conditions and limitations, and the right of either party to terminate the Merger Agreement (provided that such termination by the Company has been approved by the Special Committee) if the Merger is not consummated by 11:59 p.m., Eastern Time on December 8, 2023, subject to a three-month extension if all closing conditions, other than certain conditions relating to the Requisite Shareholder Approval or regulatory approvals, have been satisfied or waived on such date. Upon termination of the Merger Agreement by the Company or Parent upon specified conditions, the Company will be required to pay Parent a termination fee of $92.0 million. Upon termination of the Merger Agreement by the Company or Parent under other specified conditions, Parent will be required to pay the Company a termination fee of $125.0 million.

Financing. Parent has obtained equity financing and debt financing commitments for the purpose of financing the transactions contemplated by the Merger Agreement. Platinum has committed to capitalize Parent at the closing of the Merger on the terms and subject to the conditions set forth in an equity commitment letter. In addition, Platinum has guaranteed payment of the termination fee payable by Parent under certain circumstances, as well as certain reimbursement obligations that may be owed by Parent pursuant to the Merger Agreement and interest and expenses required to be paid by Parent pursuant to the Merger Agreement, subject to the terms and conditions set forth in the Merger Agreement and the limited guarantee provided by Platinum to the Company.

Bank of America, N.A., BofA Securities, Inc. and Goldman Sachs Bank USA have agreed to provide Parent with debt financing on the terms and subject to the conditions set forth in a debt commitment letter. The obligations of these lenders to provide debt financing under the debt commitment letter are subject to a number of customary conditions.

The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, a copy of which will be filed by amendment on Form 8-K/A to this Current Report within four business days of the date hereof as Exhibit 2.1. The Merger Agreement will be filed to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company. In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in the confidential disclosure schedules provided by the Company to Parent in connection with the signing of the Merger Agreement. The confidential disclosure schedules delivered in connection with the execution of the Merger Agreement may contain information that modifies, qualifies and creates exceptions to the representations and warranties and certain covenants set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purposes of allocating risk between the Company and Parent rather than establishing matters as facts. In addition, investors are not third party beneficiaries under the Merger Agreement. Accordingly, the representations and warranties in the Merger Agreement should not be relied on as characterizations of the actual state of facts about the Company.

Rollover Agreement

On March 8, 2023, concurrently with the execution of the Merger Agreement, BCPE and Olympus Water Holdings I, L.P., a Cayman Islands exempted limited partnership (“Topco”), an affiliate of Platinum and, following the consummation of the Merger, an indirect parent of the Company, entered into the Rollover Contribution Agreement (the “Rollover Agreement”), pursuant to which (1) BCPE has agreed to, immediately prior to the Effective Time, contribute, transfer and assign all of its right, title and interest in certain of their Shares then held (“the “Rollover Shares”) to Topco (such Rollover Shares being valued at an amount equal to $7.84 per Share), and (2) Topco has agreed to concurrently accept such Rollover Shares in exchange for the issuance to BCPE of certain common and preferred units of Topco. The Rollover Shares represent approximately 56.1% of the Shares held by BCPE immediately prior to the Effective Time (which amount is subject to increase up to 56.2% if, prior to the closing of the Merger and pursuant to the Rollover Agreement, Topco elects to cause BCPE to contribute additional Shares in exchange for certain preferred units of Topco).

The foregoing summary of the Rollover Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the Rollover Agreement, which will be filed by amendment on Form 8-K/A to this Current Report within four business days of the date hereof as Exhibit 10.1.

Voting Agreement

On March 8, 2023, concurrently with the execution of the Merger Agreement, BCPE (in its capacity as a shareholder of the Company) entered into a Voting Agreement (the “Voting Agreement”) with Parent and the Company, pursuant to which, among other things, BCPE has agreed to vote its Shares in favor of the Merger and the authorization of the Merger Agreement. The obligations of the parties to the Voting Agreement terminate as of the earlier of (1) the Effective Time, (2) the termination of the Merger Agreement in accordance with its terms, or (3) at the election of BCPE following an amendment of the Merger Agreement that reduces or modifies the form of the Merger consideration contemplated thereby.

The foregoing summary of the Voting Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the Voting Agreement, which will be filed by amendment on Form 8-K/A to this Current Report within four business days of the date hereof as Exhibit 10.2.

Tax Indemnity Agreement

On March 8, 2023, concurrently with the execution of the Merger Agreement, the Company, Parent, Merger Sub, Diversey Holdings I (UK) Limited, a private limited company organized in England and Wales (“Holdings UK”), Topco, BCPE and BCPE Diamond Cayman Holding Limited, a Cayman Islands exempted corporation, as representative to the shareholders (“BCPE Cayman”), entered into a Tax Indemnity Agreement (the “Tax Indemnity Agreement”). Pursuant to the Tax Indemnity Agreement, and in connection with the transactions contemplated by the Merger Agreement, Rollover Agreement and TRA Termination Agreement (as defined below), BCPE has agreed to indemnify, defend and hold harmless Topco and its subsidiaries and affiliates (including Parent and the Surviving Company), and each of their respective officers, directors, partners, members, employees, agents, representatives, successors and permitted assigns against certain taxes (“Taxes”) of the Company and its subsidiaries. BCPE’s indemnity obligations pursuant to the foregoing will be 72% of such Taxes, up to a limit of €200,000,000. The sole source of the indemnitees’ recovery under the Tax Indemnity Agreement is cash proceeds from distributions or dispositions of common units of Topco received by BCPE pursuant to the Rollover Agreement, as described above.

The foregoing summary of the Tax Indemnity Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the Tax Indemnity Agreement, which will be filed by amendment on Form 8-K/A to this Current Report within four business days of the date hereof as Exhibit 10.3.

Item 1.02 Termination of a Material Definitive Agreement.

TRA Termination Agreement

On March 8, 2023, concurrently with the execution of the Merger Agreement, the Company, Holdings UK and BCPE Cayman, entered into a Tax Receivable Termination Agreement (the “TRA Termination Agreement”) pursuant to which, among other things, the parties agreed to terminate the Company’s existing Tax Receivable Agreement, dated as of March 24, 2021 (the “Tax Receivable Agreement”), to be effective upon the consummation of the Merger. From and after the effective date of the TRA Termination Agreement, no payments will be made to any person in respect of, or pursuant to, the Tax Receivable Agreement.

The foregoing summary of the TRA Termination Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the TRA Termination Agreement, which will be filed by amendment on Form 8-K/A to this Current Report within four business days of the date hereof as Exhibit 10.4.

8.01 Other Events.

On March 8, 2023, the Company issued a press release announcing the execution of the Merger Agreement and the transactions contemplated thereby. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which include all statements that do not relate solely to historical or current facts, such as statements regarding the Company’s expectations, intentions or strategies regarding the future, including strategies or plans as they relate to the proposed transaction. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “aim,” “potential,” “continue,” “ongoing,” “goal,” “can,” “seek,” “target” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, the Company. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected and are subject to a number of known and unknown risks and uncertainties, including: (i) uncertainties as to the timing of the proposed transaction; (ii) the risk that the Merger may not be completed in a timely manner or at all, which may adversely affect the Company’s business and the price of the Shares; (iii) the possibility that competing offers or acquisition proposals for the Company will be made; (iv) the failure to satisfy any of the conditions to the consummation of the proposed transaction, including the adoption of the Merger Agreement by the Company’s shareholders and the receipt of certain regulatory approvals; (v) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Merger Agreement, including in certain circumstances requiring the Company to pay a termination fee; (vi) the effect of the announcement or pendency of the proposed transaction on the Company’s stock price, business relationships, operating results and business generally; (vii) risks that the proposed transaction may disrupt the Company’s current business plans and operations; (viii) the Company’s ability to retain and hire key personnel in light of the proposed transaction; (ix) risks related to diverting management’s attention from the Company’s ongoing business operations; (x) unexpected costs, charges or expenses resulting from the proposed transaction; (xi) the ability of the buyer to obtain the necessary financing arrangements set forth in the commitment letters received in connection with the Merger; (xii) potential litigation relating to the Merger that could be instituted against parties to the Merger Agreement or other transaction agreements or their respective directors, managers or officers, including the effects of any outcomes of such litigation; (xiii) certain restrictions during the pendency of the Merger that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; (xiv) uncertain global economic conditions which have had and could continue to have an adverse effect on our consolidated financial condition and results of operations; (xv) the continuation of the COVID-19 pandemic may cause disruptions to the Company’s operations, customer demand, and its suppliers’ ability to support the Company; (xvi) the risks associated with the global nature of the Company’s operations; (xvii) fluctuations between non-U.S. currencies and the U.S. dollar; (xviii) political and economic instability and risk of government actions affecting the Company’s business and its customers or suppliers; (xix) increases in the pricing of raw materials, availability and allocation by suppliers as well as increases in energy-related costs; (xx) the Company’s ability to develop new and innovative products and the acceptance of such products by the Company’s customers; (xxi) cyber risks and the failure to maintain the integrity of the Company’s operational or security systems or infrastructure; (xxii) the introduction of the Organization for Economic Cooperation and Development’s Base Erosion and Profit Shifting; (xxiii) the consolidation of the Company’s customers; (xxiv) competition in the markets for the Company’s products and services and in the geographic areas in which it operates; (xxv) instability and uncertainty in the credit and financial markets and the availability of credit that the Company and its customers need to operate the Company’s business; (xxvi) new and stricter regulations applicable to our business; (xxvii) continued availability of capital and financing and rating agency actions; and (xxviii) other risks described in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as may be updated or supplemented by any subsequent Quarterly Reports on Form 10-Q or other filings with the SEC. All such factors are difficult to predict and are beyond the Company’s control. While the list of risks and uncertainties presented here is, and the discussion of risks and uncertainties to be presented in the proxy statement will be, considered representative, no such list or discussion should be considered a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, and legal liability to third parties and similar risks, any of which could have a material adverse effect on the completion of the Merger and/or the Company’s consolidated financial condition, results of operations, credit rating or liquidity. In light of the significant uncertainties in these forward-looking statements, the Company cannot assure you that the forward-looking statements in this Current Report on Form 8-K will prove to be accurate, and you should not regard these statements as a representation or warranty by the Company, its directors, officers or employees or any other person that the Company will achieve its objectives and plans in any specified time frame, or at all.

The forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law. Readers are cautioned not to place undue reliance on these forward-looking statements.

Additional Information and Where to Find It

In connection with the proposed transaction, the Company intends to file with the SEC and furnish to shareholders a proxy statement on Schedule 14A. The Company, certain of its affiliates and certain affiliates of Bain Capital, LP intend to jointly file a transaction statement on Schedule 13E-3 (the “Schedule 13E-3”) with the SEC. Promptly after filing its definitive proxy statement with the SEC, the Company will mail the definitive proxy statement, the Schedule 13E-3 and a proxy card to each shareholder of the Company entitled to vote at the meeting relating to the proposed transaction. This Current Report on Form 8-K is not a substitute for the proxy statement or any other document that the Company may file with the SEC or send to its shareholders in connection with the proposed transaction. INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT, THE SCHEDULE 13E-3 AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED TRANSACTION, THE RISKS RELATED THERETO AND RELATED MATTERS. The materials to be filed by the Company will be made available to the Company’s investors and shareholders at no expense to them and copies may be obtained free of charge on the Company’s website at www.diversey.com. In addition, all of those materials will be available at no charge on the SEC’s website at www.sec.gov.

Participants in the Solicitation

The Company and its directors, executive officers, other members of its management and employees may be deemed to be participants in the solicitation of proxies of the Company’s shareholders in connection with the proposed transaction under SEC rules. Investors and shareholders may obtain more detailed information regarding the names, affiliations and interests of the Company’s executive officers and directors in the solicitation by reading the Company’s proxy statement for its 2022 annual meeting of shareholders, the Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and the proxy statement and other relevant materials that will be filed with the SEC in connection with the proposed transaction when they become available. Information concerning the interests of the Company’s participants in the solicitation, which may, in some cases, be different than those of the Company’s shareholders generally, will be set forth in the proxy statement relating to the proposed transaction when it becomes available.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are furnished as part of this report:

2.1^	Agreement and Plan of Merger, dated as of March 8, 2023, by and among Olympus Water Holdings IV, L.P., acting by its general partner, Olympus Water Holdings Limited, Diamond Merger Limited and Diversey Holdings, Ltd.
10.1^	Rollover Contribution Agreement, dated as of March 8, 2023, by and among BCPE Diamond Investor, LP and Olympus Water Holding I, L.P.
10.2^	Voting Agreement, dated as of March 8, 2023, by and among BCPE Diamond Investor, LP and Olympus Water Holdings IV, L.P.
10.3^	Tax Indemnity Agreement, dated as of March 8, 2023, by and among Olympus Water Holdings IV, L.P., acting by its general partner, Olympus Water Holdings Limited, Diamond Merger Sub, Diversey Holdings, Ltd., Diversey Holdings I (UK) Limited, Olympus Water Holdings I, L.P., BCPE Diamond Investor, LP and BCPE Diamond Cayman Holding Limited.
10.4^	Tax Receivable Termination Agreement, dated as of March 8, 2023, by and among Diversey Holdings, Ltd., Diversey Holdings I (UK) Limited and BCPE Diamond Cayman Holding Limited.
99.1*	Press Release, dated March 8, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Filed herewith
^	To be filed by amendment

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIVERSEY HOLDINGS, LTD. (Registrant)

Date: March 8, 2023

	By:	/s/ Philip Wieland
	Name:	Philip Wieland
	Title:	Chief Executive Officer